Exhibit 10.3.9
Separation Agreement, dated as of February 19, 2021, by and between Cavco Industries, Inc. and Daniel L. Urness
    This Separation Agreement (“Agreement”) is made and entered into by and between Daniel L. Urness (“Executive”) and Cavco Industries, Inc. (the “Company”) on the date set forth below, to be effective on the Separation Date (as defined herein). Each of Executive and the Company is herein individually referred to as a “Party” and together as the “Parties.”
WHEREAS, the Company has employed Executive pursuant to the terms and conditions of a certain Employment Agreement between the Parties dated April 15, 2019 (the “Employment Agreement”); and
WHEREAS, in accordance with the Employment Agreement, Executive has been employed by the Company as its Executive Vice President, Chief Financial Officer, and Treasurer, and as an at-will employee; and
WHEREAS, pursuant to Section 6(i) of the Employment Agreement, the Executive’s employment with the Company may be terminated at any time upon mutual written agreement of the Parties; and
WHEREAS, pursuant to Section 9 of the Employment Agreement, the Employment Agreement may be amended in a writing signed by both Parties; and
WHEREAS, the Executive and the Company mutually agree that it is in their respective best interests to bring the employment relationship between them to an amicable conclusion, according to the terms and conditions set forth in this Agreement; and
WHEREAS, capitalized terms not herein defined in this Agreement shall have the identical meanings prescribed to such terms as set forth in Exhibit A of the Employment Agreement; and
WHEREAS, except as otherwise amended by this Agreement, the terms and provisions of the Employment Agreement that apply on and after Executive’s termination of employment shall remain in effect.
NOW, THEREFORE, in consideration of the mutual promises in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to amend the Employment Agreement as provided herein and to be legally bound by the following promises and acknowledgments:
1.Separation Date: Executive’s employment with the Company shall terminate effective February 19, 2021 (the “Separation Date”). Upon Executive’s termination of employment, and as provided in Section 6 of the Employment Agreement, Executive shall receive the Accrued Obligations, which amount totals $45,769.35.
2.Consideration: In addition to the Accrued Obligations, and subject to Executive’s compliance with the requirements set forth in Sections 7 through 9 of the Employment Agreement and Executive’s execution, delivery, and non-revocation of Executive’s Waiver and General Release of Claims attached to this Agreement as Attachment A (the “Release”) and subject to Executive’s compliance with Paragraph 8 below, Executive shall be entitled to the following severance benefits a. through d. below, in lieu of any amounts otherwise payable to Executive under the Employment Agreement, and the Employment is hereby amended, accordingly:
a.Cash Severance Benefit. A cash severance payment ("Severance Payment"), payable on that date which is sixty (60) days after the Separation Date, equal to the sum of:
i.$425,000, an amount equal to Executive's Base Salary in effect as of the Separation Date for a period of twelve (12) months; plus

ii.$387,531.33, an amount equal to the average Bonuses paid to Executive under Section 4(b) of the Employment Agreement for the three (3) calendar years immediately preceding termination of employment (excluding all incentive compensation paid to Executive prior to April 15, 2019, and excluding the Cash Bonus Adjustment in Section 5(d)(ii) of the Employment Agreement). For averaging purposes, the "Bonus" amounts used for calendar years ending December 31, 2018 and December 31, 2019 are based on Executive's Bonus target opportunity in effect as of April 15, 2019 (i.e., 75% of Executive’s Base Salary as in effect on that date).
b.Accelerated Stock Option Vesting. Fifty percent (50%) of the unvested portion of any stock option grants awarded to Executive that remain outstanding as of the Separation Date are immediately vested upon the Severance Date and shall remain exercisable for the remainder of the original term. All vested stock option grants existing from and after the Separation Date shall continue to be governed by the stock option awards underlying such grants. Executive’s vested stock option grants as of the Severance Date total 18,584 shares, and the unvested stock option grants total 13,816 shares (the foregoing amounts are determined before application of this paragraph and take Paragraph 3 of this Agreement into account). Effective as of the Separation Date, and taking this Paragraph into account, Executive’s vested stock option grants total 25,492 shares (= 18,584 + 50% x 13,816). The remaining unvested option grants (6,908 shares) shall immediately and permanently forfeit on the Separation Date.
c.Prorated Performance Based Share Awards. Immediately before the Separation Date, Executive has two Performance Based Share Awards outstanding: (1) a Performance Based Share Award for 1,400 shares granted for the Fiscal Year beginning April 1, 2019 (the “FY2019 Award”) and (2) a Performance Based Share Award for 1,350 shares granted for the Fiscal Year beginning April 1, 2020 (the “FY2020 Award”). Effective upon the Separation Date:
i.FY2019 Award. 517 shares of the FY2019 Award shall permanently forfeit, leaving 883 shares to be preserved. The preserved portion of this FY2019 Award will continue to be eligible for performance-based vesting through the end of such award’s applicable Performance Period.
ii.FY2020 Award. 949 shares of the FY2020 Award shall permanently forfeit, leaving 401 shares to be preserved. The preserved portion of this FY2020 Award will continue to be eligible for performance-based vesting through the end of such award’s applicable Performance Period.
Actual vesting of the preserved portions of the FY2019 and FY2020 Awards will be based on actual performance through the end of each such award’s applicable Performance Period, with payment of any vested portion of the preserved award made at the same time(s) payment would have been paid had Executive not terminated employment as of the Separation Date.
d.COBRA Benefit. If Executive timely and properly elects continuation health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company will pay the COBRA premium required for Executive and Executive's dependents (if any) under the Company's group medical and dental plans for a period of up to twelve (12) months following the Executive's termination of employment (or until such earlier time as Executive ceases to be eligible for COBRA coverage) (the "COBRA Premium"). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premium without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA Premiums for that month, subject to applicable tax withholdings.

For the avoidance of doubt and further clarification, payments to Executive under this Paragraph 2 are the only payments Executive will receive from the Company on account of his termination of employment with the Company. No amounts will be payable to Executive under Sections 6(a), (b), (c) or (d) of the Employment Agreement and the Employment Agreement is hereby amended, accordingly.
3.Rescission of Restorative Grant: The Parties hereto agree that the stock option granted to Executive under Section 5(d)(4) of the Employment Agreement (the “Restorative Stock Option Grant”) with respect to 5,500 shares was granted by mutual mistake. Executive (1) agrees that he will not exercise the Restorative Stock Option Grant and (2) agrees that the Restorative Stock Option Grant is hereby cancelled and rescinded in its entirety.
4.Waiver and Release of Claims: The payment to Executive of the amounts set forth in Paragraph 2 of this Agreement are expressly conditioned on the execution, delivery, and non-revocation of the Release, which Release shall be delivered to Executive within five (5) business days following the Separation Date and which must be executed (and not revoked) by Executive within the time specified in the Release (the “Release Period”).
5.Other Proceedings: Executive hereby represents and confirms that Executive has not filed or otherwise initiated any lawsuit, complaint, charge, or other proceeding against Released Parties (as that term is defined in the Release) in any court or federal, state or local government agency based on events occurring on or prior to the date of signing of this Agreement.
6.Post Separation Cooperation: Executive agrees to fully and completely cooperate with the Company with respect to matters that the Company believes relates to Executive’s period of employment, including any inquiries, claims, investigations, potential litigation or litigation in which the Company is involved or may become involved other than any such inquiries, claims, investigations, potential litigation or litigation between the Company and Executive. Executive further agrees to be available upon request for consultation and provide assistance to the Company and its attorneys with regard to matters with which the Company believes he was involved while employed by the Company. Effective from and after the Separation Date, and notwithstanding anything in this Agreement to the contrary, this Paragraph 6 replaces in its entirety Section 16(l) of the Employment Agreement and the Employment Agreement is hereby amended, accordingly.
7.Attorneys’ Fees and Costs: In any proceeding or action to enforce this Agreement or to recover damages arising out of its breach, the prevailing party shall be awarded its reasonable attorneys’ fees and costs.
8.Return of Company Property: Executive agrees to return all Company documents and other Company property such as computers, laptops and tablets or any other electronic device, software or hardware currently in Executive’s possession, care, custody, or control within the time-frame to be specified by the Company. The payments specified in the Employment Agreement and in Paragraph 2 of this Agreement are expressly conditioned on Executive’s return of Company property in good condition within sixty (60) days of the Separation Date.
9.Miscellaneous Provisions: This Agreement hereby incorporates the terms of Sections 10 through 16 of the Employment Agreement, which sections shall also apply to this Agreement. For the avoidance of doubt, the provisions in Sections 10 through 16 that will continue to apply to the Parties from and after the Separation Date include, but are not limited to, Sections 16(o) (“Recoupment/Clawback”) and 16(p) (“Indemnification”).
10.Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

ACCEPTED AND AGREED:

/s/ Daniel L. Urness	February 19, 2021
Daniel L. Urness	Date

CAVCO INDUSTRIES, INC.

/s/ William C. Boor	February 19, 2021
William C. Boor	Date
President & CEO

ATTACHMENT A
TO
SEPARATION AGREEMENT

WAIVER AND GENERAL RELEASE OF CLAIMS

WAIVER AND GENERAL RELEASE OF CLAIMS
This Waiver and General Release of Claims (“Release”) is made and entered into by Daniel L. Urness (“Executive”) and Cavco Industries, Inc. (the “Company”) on the date set forth below.
WHEREAS, Employee and the Company entered into an Employment Agreement dated April 15, 2019 (the “Employment Agreement”); and
WHEREAS, Employee and the Company entered into a Separation Agreement dated effective February 19, 2021 (the “Separation Agreement”); and
WHEREAS, pursuant to the terms of the Separation Agreement, Employee agreed to execute and deliver Company a written waiver and general release agreement as a condition precedent to his right to receive certain amounts under the Separation Agreement;
NOW, THEREFORE, in consideration of the promises and payments set forth in the Separation Agreement, Employee agrees as follows:
1.Meaning of “Released Parties”: The term “Released Parties,” as used throughout this Release, includes the Company and all of its past, present, and future shareholders, parents, subsidiaries, and affiliates, joint venturers, and other current or former related entities thereof, and all of the past, present, and future officers, directors, employees, agents, insurers, legal counsel, and successors and assigns of said entities.
2.Employee’s Release of Claims: In consideration for the severance payments and benefits provided for in the Paragraph 2 of the Separation Agreement and subject to Paragraph 4 of this Release, Employee, on behalf of himself, his spouse (if any), representatives, agents, heirs, trusts and assigns, hereby unconditionally and irrevocably releases Released Parties to the maximum extent permitted by law, from any and all claims, debts, obligations, demands, judgments, or causes of action of any kind whatsoever, whether known or unknown that Employee has or may have had prior to the date of Employee’s execution of this Release for any action or omission by Released Parties and/or due to any matter whatsoever relating to Employee’s employment or cessation of employment with the Company. Without limiting in any way the foregoing general release, this release specifically includes the following:
a.All claims and causes of action arising under the following laws, as amended: Section 1981 of the Civil Rights Act of 1866; Title VII of the Civil Rights Act; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Labor Management Relations Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Genetic Information Nondiscrimination Act of 2008; the Health Insurance Portability and Accountability Act; the Occupational and Safety Health Act; the Equal Pay Act; Executive Orders 11246 and 11141; the Consolidated Omnibus Budget Reconciliation Act of 1986; the Rehabilitation Act of 1973; the Electronic Communications Privacy Act of 1986 (including the Stored Communications Act); the Arizona Wage Statute, A.R.S. § 23-350, et seq.; the Arizona Civil Rights Act; the Arizona Employment Protection Act; the Arizona wage statutes; the Arizona Medical Marijuana Law; and the Arizona Constitution; and
b.All claims and causes of action arising under any other federal, state or local law, regulation or ordinance, including for employment discrimination on any basis, hostile working environment, retaliation, wrongful discharge, retaliatory discharge, constructive discharge, unsafe working conditions, breach of express or implied contract, breach of collective bargaining agreement, breach of implied covenant of good faith and fair dealing, fraud, detrimental reliance, promissory estoppel, defamation, negligence, negligent or intentional misrepresentation, invasion of privacy, defamation, libel, slander, battery, failure to pay wages, bonuses, commissions, attorneys’ fees, interference with economic gain or contractual relations, and intentional and negligent infliction of emotional distress or “outrage”; and

c.All claims and causes of action by the Employee that Released Parties have acted unlawfully or improperly in any manner whatsoever.
Nothing in this Release shall be interpreted to release any claims to Employee’s post-employment benefits provided under the Employment Agreement, claims which may not be released as matter of law, or claims which arise under the terms of this Release or after the Effective Date of this Release, or to release Employee’s right, if any, to any vested benefits under any retirement plan or stock subscription agreements. Employee acknowledges that this Release constitutes a full settlement, accord, and satisfaction of all claims covered by this Release.
3.Age Discrimination in Employment Act; Older Workers Benefit Protection Act of 1990: In addition to the general release in Paragraph 2 of this Release, the Employee is waiving and releasing any and all claims against Released Parties under the Age Discrimination and Employment Act (“ADEA”) that arose at any time during the Employee’s employment with the Company, up to and including his last day of employment. This Release is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, the Employee acknowledges and agrees that the Employee has been provided a copy of this Release, has signed this Release voluntarily, and with full knowledge of its consequences. In addition, the Employee hereby acknowledges and agrees as follows:
a.This Release has been written in a manner that is calculated to be understood, and is understood, by the Employee;
b.The release provisions of this Release apply to any rights the Employee may have under the ADEA up to the date of this Release;
c.The release provisions of this Release do not apply to any rights or claims the Employee may have under the ADEA that arise after the date he signs this Release;
d.The Employee has been advised that he should consult with an attorney prior to signing this Release;
e.The Employee has been provided a period of twenty-one (21) calendar days (the “Review Period”) from his last day of employment with the Company to consider this Release. The Employee may, but is not required to, accept and sign this Release before the expiration of the Review Period, but no earlier than his last day of employment with the Company. If the Employee signs this Release before the expiration of the Review Period, the Employee agrees that he is knowingly and expressly waiving the time-period;
f.For a period of seven (7) calendar days following his signing of this Release, the Employee may revoke this Release by providing written notice of any such revocation to Mickey R. Dragash, the Company’s Executive Vice-President and General Counsel, on or before the seventh day after the Employee signs the Release. This Release shall become “effective” on the eighth calendar day after the Employee signs it if it has not been revoked during the seven (7) day revocation period (the “Effective Date”);
g.Payment of any severance benefits is conditioned on the execution of this Release no later than five (5) days after the end of the Review Period and the running of the revocation period described in 3(f) (“Revocation Period”); and
h.The Employee may not sign this Release until after his last day of employment with the Company and the Release shall not be effective if the Employee executes the Release prior to such date.

4.Protected Rights: The Employee understands that nothing contained in this Release shall be construed to prohibit him from filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or any state or federal agency. The Employee understands that he has waived and released any and all claims for money damages and equitable relief that the Employee may recover from Released Parties pursuant to the filing or prosecution of any administrative charge against Released Parties, or any resulting civil proceeding or lawsuit brought on his behalf for the recovery of such relief, and which arises out of the matters that are and may be released or waived by this Release. The Employee also understands, however, that this Release does not limit his ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Release also does not limit the Employee’s right to receive an award for information provided to any government agencies.
5.Pension Plan: This Release shall not affect any vested rights the Employee has under an ERISA pension benefit plan(s).
6.Medicare: The Employee affirms, covenants, and warrants he is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Release, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if the Employee is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. The Employee affirms, covenants, and warrants he has made no claim for illness or injury against, nor is he aware of any facts supporting any claim against, the Released Parties under which Released Parties could be liable for medical expenses incurred by the Employee before or after the execution of this Release. Furthermore, the Employee is aware of no medical expenses which Medicare has paid and for which Released Parties are or could be liable now or in the future. The Employee agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. The Employee will indemnify, defend, and hold Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and the Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
7.Attorneys’ Fees and Costs: In any proceeding or action to enforce this Release or to recover damages arising out of its breach, the prevailing party shall be awarded its reasonable attorneys’ fees and costs.
8.Governing Law and Venue: This Release will be interpreted and construed in accordance with the laws of the State of Arizona, insofar as federal law does not control, and venue as to any dispute regarding this Release, or interpretation thereof, shall be in Maricopa County, Arizona.
9.Modification of Release: This Release shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by the Employee, and an authorized representative of the Company.
10.The Employee’s Representations: The Employee warrants that the Employee is over the age of eighteen (18) and competent to sign this Release; that in signing this Release the Employee is not relying on any statement or representation by the Company that is not contained in this Release, but is relying upon the Employee’s judgment and/or that of the Employee’s legal counsel and/or tax advisor; that the Release was signed knowingly and voluntarily without duress or coercion in any form; and that the Employee fully understands the same is a FULL and FINAL SETTLEMENT of any and all claims against Released Parties which have been or could have been asserted or on account or arising out of the Employee’s employment relationship with the Company or the actions of any of Released Parties. The Employee further represents and certifies that the Employee has been given a fair opportunity to review the terms of this Release and has determined that it is in the Employee’s best interest to enter into this Release.

11.Drafting and Construction: This Release may not be construed in favor of or against either the Employee or the Company (each, a “Party”) on the grounds that said Party was less or more involved in the drafting process.

ACCEPTED AND AGREED:

/s/ Daniel L. Urness	February 19, 2021
Daniel L. Urness	Date

CAVCO INDUSTRIES, INC.

/s/ William C. Boor	February 19, 2021
William C. Boor	Date
President & CEO